Exhibit 5.1

May 14, 2013

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel for W&T Offshore, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2013 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of 4,000,000 shares of common stock, par value $0.00001 (“Common Stock”), of the Company, issuable under the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, as amended, the Registration Statement, the Plan, and such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon representations of public officials and officers or other representatives.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the legal capacity of all natural persons; and (v) the Common Stock will be issued in accordance with the terms of the Plan.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that with respect to shares of Common Stock, when both the Board has taken all necessary corporate action to approve the issuance of the shares of Common Stock, and certificates representing the shares of Common Stock have been duly executed, countersigned, registered, and delivered, then the shares of Common Stock will be legally issued, fully paid, and nonassessable.

We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the State of Texas and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof. The opinions expressed herein are rendered only to you in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.